Exhibit 99.1

Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Post Office Box 151	www.lydall.com
Manchester, CT 06045-0151

News Release

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2010

Strong revenue growth and gross margin expansion

MANCHESTER, CT – August 2, 2010 — LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter and six months ended June 30, 2010.

Net sales for the second quarter ended June 30, 2010 were $82.9 million compared with $56.0 million for the same period in 2009. Excluding the negative impact of foreign currency translation, net sales increased by $29.0 million, or 51.7%, in the second quarter of 2010 compared with the second quarter of 2009. Net income for the current quarter was $2.4 million, or $.14 per share, compared to a net loss of ($5.9) million, or ($.36) per share, in the second quarter of 2009. Net income in the second quarter of 2010 included a gain of $1.1 million (net of tax), or $.06 per share, from the sale of the Company’s electrical papers product line. The second quarter of 2009 included restructuring related expenses of $1.9 million (net of tax), or $.12 per share, associated with consolidation of the North American automotive operation (“NA Auto Consolidation”).

Dale Barnhart, President and Chief Executive Officer, stated, “We are very pleased by the improvement in revenues and revitalization of the markets we serve. Nearly $83 million of net sales was the highest reported since the second quarter of 2008, and at the same time our backlog remains strong.

“In the Performance Materials segment, we continued to see greater demand for our filtration and industrial thermal insulation products. Net sales in the second quarter of 2010, excluding foreign currency translation, increased by 38.1% compared to the second quarter of 2009. Excluding the impact of the sale of our electrical papers product line, this segment reported an operating margin of 13.5%. The sale of our electrical papers product line supports Lydall’s strategic initiatives to transition production away from legacy commodity products and toward high value filtration and life sciences applications. We plan to use a portion of the proceeds of this transaction to upgrade certain equipment at our Green Island facility to enable production of higher value products.

“In the Thermal/Acoustical segment, the rapid increase of automotive production in North America and Europe resulted in a significant increase in demand for the Company’s products. Net sales of automotive parts in the second quarter of 2010, excluding foreign currency translation, increased by 76.5% compared to the second quarter of 2009. We are, however, disappointed with the operating income returns in this segment which were negatively impacted by manufacturing inefficiencies at our North American automotive facility. We are currently implementing actions which are expected to improve our manufacturing operations at this facility.”

Gross margin percentage for the second quarter of 2010 was 19.6% compared with 7.4% for the same quarter of 2009. Excluding the impact of restructuring related expenses in the second quarter of 2009, gross margin percentage increased by 680 basis points in the second quarter of 2010 compared to the same quarter of 2009. The Thermal/Acoustical and Performance Materials segments, as well as Other Products and Services, all contributed to the increase in gross margin percentage due to improved absorption of fixed costs resulting from the significant increase in net sales. In the Thermal/Acoustical segment, savings realized from the NA Auto consolidation were offset by higher manufacturing costs. A greater than anticipated increase in demand for fiber based products at the North American automotive facility resulted in abnormally high labor costs, material usage inefficiencies and excessive scrap. Further, in order to ensure customer requirements were satisfied, significant freight expediting costs were incurred. These manufacturing inefficiencies negatively impacted gross margin by approximately $1.9 million in the second quarter of 2010 and may continue to negatively impact gross margin in the third quarter of 2010.

Selling, product development, and administrative expenses were $14.3 million, or 17.3% of net sales, for the second quarter ended June 30, 2010, compared with $12.7 million, or 22.7% of net sales, for the same quarter of 2009. This increase was primarily due to accrued incentive compensation expense of $1.1 million and greater sales commission expense of $0.4 million.

On June 30, 2010, the Company divested its electrical papers product line for total consideration of $5.8 million. The Company recorded a net gain on sale of $1.7 million in the second quarter of 2010 and deferred a gain of $3.2 million which will be recognized in future periods.

Liquidity

At June 30, 2010, the Company had $22.2 million of cash on hand compared to $22.7 million at December 31, 2009. Net cash provided by operating activities was $1.2 million in the first half of 2010. During the six months ended June 30, 2010, net operating assets and liabilities increased by $6.6 million as cash was used to fund requirements for the increased demand in most of the Company’s businesses. Capital expenditures were $4.3 million in the first six months of 2010. The Company received proceeds of $4.8 million on June 30, 2010 from the sale of the electrical papers product line. The impact of the weakening of the Euro against the U.S. dollar resulted in a reduction of cash by approximately $1.9 million at June 30, 2010 compared to December 31, 2009. There was no significant debt outstanding at June 30, 2010, other than capital lease obligations. At June 30, 2010, the Company had approximately $24.2 million available for borrowings under domestic and foreign credit facilities.

“From a cash standpoint, the Company has made necessary investments in working capital and capital equipment to meet our increased customer demands. We received $4.8 million in cash during the second quarter from the sale of the electrical papers product line. Subsequent to closing the quarter, we also received a federal income tax refund of $3.5 million in July.

“We will continue to manage our cash judiciously to support our business needs and to fund strategic initiatives. Further, we are committed to improving our return on net sales to provide earnings growth for our shareholders.”

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss results for its second quarter ended June 30, 2010 as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (877) 331-6551 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section. A recording of the call will be available from 1:00 p.m. Eastern Time on August 2, 2010 through midnight on August 9, 2010 at (706) 645-9291 or (800) 642-1687, pass code 88984751. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, the Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical and filtration/separation markets. is a registered trademark of Lydall, Inc. in the U.S. and other countries. All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

Cautionary Note Concerning Factors That May Affect Future Results

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. Forward-looking statements generally may be identified through the use of language such as “believes,” “expects,” “may,” “plans,” “projects,” “estimates,” “anticipates,” “targets,” “forecasts” and other words of similar meaning in connection with the discussion of future operating or financial performance. The Company believes that all forward-looking statements included in this press release are based on reasonable assumptions, however, all such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. Stockholders are referred to Lydall’s 2009 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors,” as well as the Company’s quarterly report on Form 10-Q for the second quarter of 2010, which outline certain risks and uncertainties regarding the Company’s forward-looking statements. Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets in which the businesses serve could affect demand for the Company’s products and impact the Company’s profitability. Among other factors, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth and fluctuations in unemployment rates could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition. Also, manufacturing inefficiencies at the Company’s North American automotive facility may continue to negatively impact gross margins. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Peter M. Kurto, Vice President, Business Development and Investor Relations, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

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Lydall, Inc. News Release	5 of 6	August 2, 2010

Summary of Operations In thousands except per share data (Unaudited)	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$82,880	$55,981	$158,459	$110,314

Cost of sales	66,623	51,811	128,196	100,151

Gross margin	16,257	4,170	30,263	10,163

Selling, product development and administrative expenses	14,312	12,722	28,987	25,804
Gain on sale of product line, net	(1,733)	—	(1,733)	—

Operating income (loss)	3,678	(8,552)	3,009	(15,641)

Interest expense	209	198	429	332

Other income, net	(66)	(29)	(168)	(156)

Income (loss) before income taxes	3,535	(8,721)	2,748	(15,817)

Income tax expense (benefit)	1,167	(2,783)	851	(5,359)

Net Income (loss)	$2,368	$(5,938)	$1,897	$(10,458)

Earnings per share:
Basic	$0.14	$(0.36)	$0.11	$(0.63)
Diluted	$0.14	$(0.36)	$0.11	$(0.63)

Weighted average common shares outstanding	16,658	16,544	16,654	16,544
Weighted average common shares and equivalents outstanding	16,839	16,544	16,798	16,544

Summary of Segment Information and Other Products and Services In thousands (Unaudited)	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net Sales

Performance Materials Segment	$31,386	$23,218	$58,538	$45,595
Thermal/Acoustical Segment	42,253	27,539	82,790	54,413
Other Products and Services:
Vital Fluids	3,830	3,845	7,980	6,928
Affinity®	5,808	1,414	9,946	3,725
Reconciling Items	(397)	(35)	(795)	(347)

Consolidated Totals	$82,880	$55,981	$158,459	$110,314

Operating Income (Loss)

Performance Materials Segment	$5,962	$1,119	$7,965	$2,375
Thermal/Acoustical Segment	418	(5,758)	1,776	(10,067)
Other Products and Services:
Vital Fluids	137	139	317	(238)
Affinity®	594	(1,000)	570	(1,423)
Corporate Office Expenses	(3,433)	(3,052)	(7,619)	(6,288)

Consolidated Totals	$3,678	$(8,552)	$3,009	$(15,641)

Lydall, Inc. News Release	6 of 6	August 2, 2010

Financial Position In thousands except ratio data (Unaudited)	June 30, 2010	December 31, 2009

Cash and cash equivalents	$22,216	$22,721
Working capital	$62,173	$60,810
Total debt	$5,158	$6,751
Stockholders’ equity	$147,982	$156,808
Total capitalization	$153,140	$163,559
Current ratio	2.2	2.5
Total debt to total capitalization	3.4%	4.1%

Cash Flows In thousands (Unaudited)	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net cash provided by (used for) operating activities	$1,112	$538	$1,175	$(3,202)
Net cash provided by (used for) investing activities	$2,317	$646	$813	$(1,184)
Net cash used for financing activities	$(228)	$(336)	$(562)	$(749)
Depreciation and amortization	$3,589	$3,889	$7,244	$8,046
Capital expenditures	$2,480	$1,754	$4,260	$3,584

Common Stock Data Quarter Ended June 30,	2010	2009

High	$9.36	$4.67
Low	$7.22	$2.83
Close	$7.64	$3.40

During the second quarter of 2010, 8,976,616 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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